Exhibit 99.1

MEDIA CONTACT:	Jennifer-Robyn Meier
Goldleaf Financial Solutions, Inc.
407.481.0090

David Glenn to Resign from Goldleaf
Board of Directors Effective December 15, 2007

BRENTWOOD, Tenn. (October 24, 2007) – Goldleaf Financial Solutions, Inc. (NASDAQ:GFSI) today announced that David Glenn has decided to step down from Goldleaf’s Board of Directors effective December 15, 2007 in order to focus on other activities. Mr. Glenn is a managing director of Lightyear Capital LLC, an affiliate of The Lightyear Fund, L.P.

Lightyear originally sponsored Goldleaf’s recapitalization in January 2004, at which point Mr. Glenn had joined the Goldleaf Board. Lynn Boggs, Chief Executive Officer of Goldleaf, stated, “Lightyear was instrumental in the transformation of Goldleaf from the single-product model of Private Business to our current platform as a provider of integrated technology-based solutions designed to improve the performance of financial institutions. In particular, David has been a valuable member of our Board of Directors and, on behalf of all of us at Goldleaf, I thank him for his support and dedicated service during this transformation.”

About Goldleaf

Goldleaf Financial Solutions, Inc., offers a strategic suite of integrated technology and payment processing solutions to community financial institutions. Goldleaf’s products and services enable community financial institutions to succeed in today’s competitive market, solidify their trusted financial relationships, expand their community presence and improve profitability through the efficient use of technology. Goldleaf works with clients through the United States, Caribbean and Central America. For more information about Goldleaf and its set of solutions, please visit the company at www.goldleaf.com.

Safe Harbor Statement

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with filling the vacancy created by Mr. Glenn’s resignation. These and other risks and uncertainties the company faces are detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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